CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
Chairman, President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION
DECLARES FIRST QUARTER DIVIDEND

SOUDERTON, Pa, February 22, 2006 – Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., board of directors declared today a $.19 per share quarterly cash dividend to be paid on April 3, 2006 to shareholders of record as of March 6, 2006. This is an increase of $.02 or 11.8% over the same period last year, and reflects the adjustment for the three-for-two stock split distributed on April 29, 2005.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Univest also provides a shareholder services page to assist shareholders in managing their investments in Univest stock.

Univest Corporation and its subsidiaries provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks, Chester and Montgomery counties through a network of 34 financial service centers, 12 retirement community centers and 39 ATM locations.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.